CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Copley Fund, Inc.:

We consent to the incorporation by reference in this Registration Statement of Form N-1A (SEC Registration Number 2-60951) of Copley Fund, Inc., of our report dated April 29, 2009 on the financial statements of Copley Fund, Inc. as of and for the year ended February 28, 2009.

/s/ Amper, Politziner, & Mattia, P.C.

Edison, New Jersey
June 29, 2009